UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2017 (November 7, 2017)

SRC Energy Inc.

(Exact name of registrant as specified in its charter)

COLORADO	001-35245	20-2835920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1675 Broadway, Suite 2600

Denver, Colorado 80202

Registrant’s telephone number, including area code: (720) 616-4300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

On November 7, 2017, SRC Energy Inc. (“we”, “us”, or the “Company”) entered into a purchase and sale agreement with Noble Energy, Inc. and one of its subsidiaries (the “Noble Agreement”) for the acquisition of approximately 30,200 net acres of undeveloped acreage and non-operated properties in Weld County, Colorado (the “GCII Acquisition”) for $568 million, subject to certain adjustments. The transaction will be given economic effect as of November 1, 2017. The closing is subject to customary conditions, including the accuracy of representations and warranties and the performance of certain covenants, and is currently expected to occur in December 2017.

The Noble Agreement allows us to conduct customary environmental and title due diligence following the execution of the agreement, and provides that if defects are identified prior to closing, the purchase price may be adjusted, or the agreement may be terminated, in certain circumstances. Subject to our right to be indemnified in limited circumstances, we would assume substantially all liabilities associated with the acquired properties.

The Noble Agreement also contemplates a second closing at which we will acquire operated producing properties to be determined with reference to relevant regulatory restrictions. The purchase price payable at the second closing will be determined based on the amount of then-current production from the properties conveyed. The second closing is conditioned upon the receipt of regulatory approval regarding certain of the properties to be transferred and may not occur for a substantial period of time or at all.

A copy of the Noble Agreement is included as an exhibit to this report on Form 8-K. The foregoing description of the Noble Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. The representations, warranties and covenants contained in the Noble Agreement were made solely for purposes of the GCII Acquisition, were made as of specific dates, were made solely for the benefit of the parties to the Noble Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or the assets to be acquired. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Noble Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is, to the extent required, incorporated in this Item 2.03.  Pursuant to the terms of the Noble Agreement, the Company made a deposit of $60.8 million contemporaneously with the execution of the agreement.  The Company paid the deposit in part using funds borrowed under its revolving credit facility.  After such borrowings, $230 million was outstanding under the facility.

Item 8.01    Other Events.

Attached as Exhibit 99.1 hereto is the audit letter of Ryder Scott Company, L.P. (“Ryder Scott”).  Ryder Scott’s audit opinion was that the overall proved reserves, future production and discounted future net income for the reviewed properties as estimated by SRC were, in the aggregate, reasonable within the established audit tolerance guidelines of 10 percent as of September 30, 2017.  Attached as Exhibit 23.1 hereto is the consent of Ryder Scott to the inclusion of such letter into certain registration statements of the Company.

On November 8, 2017, the Company issued a press release announcing that it intends to effect a private offering of senior notes to certain eligible purchasers.  A copy of the press release is furnished as Exhibit 99.2 hereto.  The press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities. The notes will be offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States in reliance on Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Purchase and Sale Agreement, dated November 7, 2017, by and between SRC Energy Inc. and Noble Energy, Inc. and one of its subsidiaries.

23.1	Consent of Ryder Scott Company, L.P.

99.1	Audit Letter Report of Ryder Scott Company, L.P.

99.2	Press release of the Company dated November 8, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2017

SRC Energy Inc.

By:	/s/ Lynn A. Peterson
Lynn A. Peterson
President and Chief Executive Officer